Exhibit 4.23

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED
INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT
MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR
CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

DOMESTIC EQUITY TRANSFER AGREEMENT

This DOMESTIC EQUITY TRANSFER AGREEMENT (this “Agreement”) is entered into by and among the following parties on September 30, 2025 (the “Execution Date”):

(1)	Nanjing Shangdexinyuan Equity Investment Partnership (Limited Partnership), a limited partnership duly established and validly existing under the laws of China, with its registered address at Room 401-322, 4th Floor, North Building, B2 Block, No. 9 Bailongjiang East Street, Jianye District, Nanjing City (the “Investor” or “Transferee”);

(2)	Beijing Liangzizhige Technology Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its registered address at Room 1003, 10th Floor, Building 7, No. 34 Chuanyuan Road, Chaoyang District, Beijing (the “Beijing Liangzizhige” or “QSG” or “Transferor”);

(3)	Feierlai (Beijing) Technology Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its registered address at Room 1103, 11th Floor, Building 7, No. 34 Chuanyuan Road, Chaoyang District, Beijing (the “Beijing Feierlai”);

(4)	Beijing Chuangyuqizhi Technology Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its registered address at Room 1101, 11th Floor, Building 7, No. 34 Chuanyuan Road, Chaoyang District, Beijing (the “Beijing Chuangyuqizhi”, and together with Beijing Feierlai, individually or collectively, the “Companies” or “Company Parties”);

(5)	Shenzhen Erwan Education Technology Co., Ltd.i, a limited liability company duly established and validly existing under the laws of China, with its registered address at Unit 2802, Phase II, Qianhai Shimao Financial Center, No. 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (the “Shenzhen Erwan” or “Registered Shareholder”, being the shareholder of the Companies registered with the market supervision administration department).

Each of the above parties shall be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.	As of the Execution Date, Shenzhen Erwan is the sole shareholder of Beijing Feierlai and Beijing Chuangyuqizhi registered with the market supervision administration department, and holds 100% of the entire equity interests of Beijing Feierlai and Beijing Chuangyuqizhi;

2.	Pursuant to the Exclusive Option Agreement, Exclusive Consultancy and Service Agreement, Voting Rights Proxy Agreement, and Equity Pledge Agreement (collectively, the “Contractual Arrangements”) entered into by and among the Company Parties, Shenzhen Erwan and Beijing Liangzizhige on May 20, 2021 and April 2, 2025, respectively, Beijing Liangzizhige is able to control the business operations of Beijing Feierlai and Beijing Chuangyuqizhi and substantially enjoys all shareholder rights and interests of Beijing Feierlai and Beijing Chuangyuqizhi, while Shenzhen Erwan is merely the nominee shareholder registered with the market supervision administration department;

3.	For the purpose of performing the Contractual Arrangements, Shenzhen Erwan has pledged all of its equity interests in the Companies to Beijing Liangzizhige and has completed the pledge registration with the relevant market supervision administration department;

4.	Based on commercial negotiations, the Investor intends to acquire the entire equity interests in Beijing Feierlai and Beijing Chuangyuqizhi (the “Target Equity”), and through the acquisition of the Target Equity, thereby enjoy the shareholder rights and interests in the Group Companies (the “Transaction”).

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

Article 1 GENERAL PROVISIONS

1.1	Definitions. Unless otherwise specified in other provisions of this Agreement, the following terms shall have the meanings set forth below:

“Transaction” shall have the meaning set forth in the preamble of this Agreement.

“Administration for Market Regulation (AMR) Change Registration” means the industrial and commercial registration or filing required to be completed by the Companies with the relevant Chinese market supervision administration department for the purpose of completing the Transaction (including, but not limited to, the registration of the Transferee as the shareholder of the Target Equity and the filing of the amended articles of association of the Companies with the market supervision administration department).

“Affiliate” or “Affiliated Party”, with respect to any natural person, means his/her lineal relatives (i.e., the natural person’s parents, spouse, siblings and their spouses, children and their spouses), the trustee of any trust for the benefit of such natural person and/or his/her lineal relatives, and any other entity directly or indirectly, solely or jointly, controlled by such natural person and/or his/her lineal relatives; with respect to any entity other than a natural person, means any other entity that controls, is controlled by, or is under common control with such entity. “Control” as used in the preceding definition means one party directly or indirectly holding at least fifty percent (50%) of the voting rights in the decision-making body of the other party.

“Closing Date” shall have the meaning set forth in Article 2.2 of this Agreement, i.e., September 30, 2025.

“Transaction Documents” means the relevant legal documents executed by the Parties hereto for the purpose of regulating the Transaction, including but not limited to this Agreement and the ancillary and supplementary documents related to the Transaction.

“Encumbrance” means any form of encumbrance that has been created and has a material adverse effect on the object or right encumbered, including but not limited to any mortgage, pledge, lien or other restriction on rights.

“Taxes and Levies” means any national or local, foreign or other type of enterprise income tax, value-added tax, consumption tax, customs duty, stamp duty or any other type of tax, levy, assessment or charge (whether they are payable directly or by withholding) imposed by any tax authority, and any interest, penalties, surcharges or other costs incurred in respect of “Taxes and Levies” or related thereto.

“Governmental Authority” means any nation or government, province, autonomous region, municipality or other political subdivision thereof, and any entity exercising any administrative, legislative, judicial, regulatory or similar functions of or pertaining to government.

“Group Companies” means Beijing Feierlai, Beijing Chuangyuqizhi, their domestic subsidiaries listed in Annex I, and any entities established or to be established or acquired in the future in which the aforementioned entities directly or indirectly (including but not limited to through arrangements with third parties) hold controlling interests (including, but not limited to, subsidiaries, branches, partnerships, representative offices, or other forms of entities).

1.2	Interpretation. For purposes of this Agreement, unless the context otherwise requires:

(i)	“Entity” shall be construed as including any natural person, firm, company, corporation, other body corporate, government agency, state or state organ, any joint venture, association, partnership or employee representative body (whether or not having separate legal personality).

(ii)	“Law”, unless otherwise specified, with respect to China, means all laws, regulations, rules, decrees, judicial interpretations, and legally binding guidelines, written opinions, written notices, letters, orders, decrees or other restrictive provisions of any Governmental Authority within its jurisdiction; “Applicable Law”, with respect to any Entity, means the publicly available, effective and applicable laws, regulations, rules, decrees, judicial interpretations, and legally binding guidelines, written opinions, written notices, letters, orders, decrees or other restrictive provisions of any Governmental Authority applicable to such Entity or binding on such Entity or any of its properties.

(iii)	“Third Party” means any Entity other than the Parties to this Agreement.

(iv)	“Business Day” means any day on which banks in China are generally open for business, excluding Saturdays, Sundays and statutory holidays in China.

(v)	“Day” means a calendar day. However, if any action is required to be taken or any obligation is to be performed on any non-Business Day (i.e., any Saturday, Sunday or public holiday in China), such action or obligation may be postponed until the next Business Day.

(vi)	References to articles, clauses, paragraphs or annexes in this Agreement shall, unless otherwise stated, refer to the corresponding articles, clauses, paragraphs or annexes of this Agreement.

(vii)	The headings contained in the table of contents and the articles and clauses of this Agreement are for convenience of reference only and shall not affect the actual meaning of the relevant provisions.

Article 2 THE TRANSACTION

2.1	The Transaction. Subject to the terms and conditions set forth herein, and specifically subject to the Investor’s compliance with the arrangements for assuming the debt obligations corresponding to the Group Companies’ Net Liabilities under Article 2.2(e), QSG agrees to transfer all of the Target Equity held through the Registered Shareholder, Shenzhen Erwan, to the Investor for a cash consideration of RMB 162,000,000 (the “Equity Transfer Price”), and shall cause the Registered Shareholder Shenzhen Erwan to cooperate in completing the Transaction, and the Investor agrees to acquire such Target Equity.

Upon completion of the Transaction, Beijing Feierlai and Beijing Chuangyuqizhi shall become wholly-owned subsidiaries of the Investor, and the Investor shall, through holding the Target Equity, enjoy the shareholder rights and interests in the Group Companies.

2.2	Closing and Payment of Equity Transfer Consideration.

(a)	With respect to the equity transfer described in Article 2.1 hereof, the Transferee shall pay the Equity Transfer Price to the following bank account designated by the Registered Shareholder or to the bank account of the entity designated by the Transferor on the date when all the closing conditions set forth in Article 4.1 are satisfied or explicitly waived in writing by the Transferee, in accordance with the following schedule. The Registered Shareholder agrees to and shall cooperate with the payment arrangements under this Agreement. The specific payment schedule is as follows:

(i) Within fifteen (15) Business Days after the execution and effectiveness of this Agreement, the Investor shall pay the first installment of the Equity Transfer Price in the amount of RMB 30,000,000;

(ii) After the execution and effectiveness of this Agreement, the Investor or its wholly-owned Group Companies shall pay RMB 5,000,000 per month on or before the last Business Day of each calendar month from October 2025 to September 2027, for a total of 24 consecutive months, amounting to a total price of RMB 120,000,000, in a lawful manner agreed upon with the Transferor;

(iii) After the execution and effectiveness of this Agreement, the Investor or its wholly-owned Group Companies shall pay RMB 2,000,000 per month on or before the last Business Day of each calendar month starting from October 2027, for a total of 6 consecutive months, amounting to a total price of RMB 12,000,000, in a lawful manner agreed upon with the Transferor.

The receiving account information for Shenzhen Erwan is as follows:

[***]

Shenzhen Erwan shall, on the next day after receiving the Equity Transfer Price, pay the entire Equity Transfer Price to the following bank account designated by Beijing Liangzizhige, in accordance with the agreements reached under the Contractual Arrangements or this Agreement.

The receiving account information for Beijing Liangzizhige is as follows:

[***]

(b)	The Transferor shall provide written confirmation to the Transferee on the day it receives the Equity Transfer Price. With respect to the equity transfer listed in Article 2.1, September 30, 2025 shall be the “Closing Date” for the Transaction. The Transferee shall obtain all shareholder rights to the Target Equity from the Closing Date and assume all shareholder obligations and responsibilities. For the avoidance of doubt, the payment of the Equity Transfer Price shall not affect the closing of the Transaction, and the Transferor has the right to require the Transferee to pay the Equity Transfer Price on schedule on or after the Closing Date in accordance with the provisions of this Agreement, and the Transferee shall perform the obligation to pay the Equity Transfer Price.

(c)	On the Closing Date or at another time acceptable to the Investor, the Companies shall issue and/or deliver the following documents to the Transferee: (A) one capital contribution certificate corresponding to the Target Equity, which shall state the following: company name, establishment date, registered capital, shareholder name, subscribed capital contribution amount, equity ratio, actual capital contribution amount, date of capital contribution payment, serial number of the capital contribution certificate, and date of issuance; the capital contribution certificate shall be signed by the legal representative of the Company and affixed with the company seal; (B) a register of shareholders signed by the legal representative of the Company and affixed with the company seal, indicating that the Transferee has complete ownership, rights and interests in the Target Equity purchased under this Agreement.

(d)	On the Closing Date, the Group Companies shall deliver to the Investor in a manner required by the Investor: (i) all their historical or current registration certificates/business licenses, registers of shareholders, registers of directors, permits, articles of association or other organizational documents; (ii) all company seals; (iii) the account numbers, passwords, U-Keys and similar objects (if any) for all bank accounts opened by them; (iv) originals of all agreements executed by them (if any); and (v) other company documents held by them or reasonably requested by the Investor.

(e)	The Transferor and the Transferee confirm that, from the Closing Date, the Transferee shall assume the debt obligations corresponding to all the adjusted net liabilities at the consolidated level as of the Financial Statement Date (June 30, 2025) as shown in the books of the Group Companies and recognized by both the Transferor and the Transferee, as well as the changes in new net assets/liabilities arising between June 30, 2025 and the Closing Date and recognized by both the Transferor and the Transferee (hereinafter referred to as the “Group Companies Net Liabilities”). The specific amount and content shall be separately confirmed in writing by the Transferor and the Transferee on the Closing Date. From the Closing Date, the Transferee shall bear all responsibilities and obligations corresponding to the Group Companies Net Liabilities, and the Transferor shall no longer bear any responsibilities or obligations.

(f)	The Transferor and the Transferee confirm that the beneficial ownership of the Target Equity and the corresponding responsibilities, obligations and risks shall all transfer to the Transferee from the Closing Date; and the pricing and other arrangements for the Transaction are determined based on the overall financial condition of the Group Companies as of the Financial Statement Date (June 30, 2025). All operating results, asset appreciation or depreciation, and liability changes from the Financial Statement Date to the Closing Date shall not affect the pricing of the Transaction and shall be enjoyed or borne by the Transferee; the delivery requirements stipulated in Article 2.2(c) and (d) and other closing matters stipulated under this Agreement, including but not limited to the AMR Change Registration, shall not affect the effectiveness of the transfer of beneficial ownership and corresponding responsibilities, obligations and risks of the Target Equity to the Transferee from the Closing Date.

2.3	AMR Change Registration. Within ten (10) Business Days after the execution and effectiveness of this Agreement, or within another time period agreed by the Investor, the Companies shall complete the AMR Change Registration procedures for the Target Equity and provide supporting documents to the Investor, including but not limited to the registration of the Transferee as the shareholder of the Target Equity, the registration and filing of the person designated by the Investor as the legal representative, director, and manager of the Companies, and the completion of the filing of the amended articles of association with the market supervision administration department.

Article 3 REPRESENTATIONS AND WARRANTIES

3.1	Transferor’s Representations and Warranties.

The Transferor represents and warrants to the Investor that each of the following representations and warranties is true, accurate, complete and not misleading as of the Execution Date and the Closing Date:

(a)	Legal Status and Capacity. The Transferor is an entity duly established and validly existing under the laws and regulations of its place of establishment, and has full and independent legal status and civil capacity to execute, deliver and perform the Transaction Documents;

(b)	Authorization. As of the Closing Date, the Transferor has taken all necessary actions (including but not limited to obtaining all required internal approvals and third-party consents) and has been duly authorized to execute, deliver and perform this Agreement and other Transaction Documents (if applicable);

(c)	Binding Effect. This Agreement shall constitute a valid, binding and legally enforceable document against the Transferor upon its formal execution by the Parties or their authorized representatives;

(d)	Non-Contravention. The execution, delivery and performance of this Agreement and other Transaction Documents to which it is a party by the Transferor will not violate any Law or any order of any other Governmental Authority, will not violate its internal constitutional documents, will not violate any court judgment, ruling, arbitral award, administrative decision or order that is binding on or applicable to it, and will not violate any document, contract or agreement to which it is a contracting party, or any document, contract or agreement binding on it or its assets;

(e)	Ownership of Target Equity. With respect to the Target Equity to be transferred to the Investor, the Transferor has substantial ownership interests in the Target Equity and has the right to dispose of the Target Equity; except for the relevant restrictions such as pledge, proxy voting, exclusive purchase right, etc. established under the Contractual Arrangements, there are no other trust, agency or shareholding arrangements on the Target Equity, and the Target Equity is not subject to any other pledge, mortgage, guarantee or other Encumbrance, and there is no pending, threatened or potentially pending dispute, claim, lawsuit, arbitration, enforcement, administrative proceeding or other legal proceeding regarding any aspect of the Target Equity.

3.2	Investor’s Representations and Warranties.

The Investor represents and warrants to the Transferor that each of the following representations and warranties is true, accurate, complete and not misleading as of the Execution Date and the Closing Date:

(a)	Legal Status and Capacity. The Investor is an entity duly established and validly existing under the laws of its place of establishment, and has full and independent legal status and civil capacity to execute, deliver and perform the Transaction Documents;

(b)	Authorization. As of the Closing Date, the Investor has taken all necessary actions (including but not limited to obtaining all required internal approvals and third-party consents) and has been duly authorized to execute, deliver and perform this Agreement and other Transaction Documents (if applicable);

(c)	Binding Effect. This Agreement shall constitute a valid, binding and legally enforceable document against the Investor upon its formal execution by the Parties or their authorized representatives;

(d)	Non-Contravention. The execution, delivery and performance of this Agreement and other Transaction Documents to which it is a party by the Investor will not violate any Law or any order of any other Governmental Authority, will not violate its internal constitutional documents, will not violate any court judgment, ruling, arbitral award, administrative decision or order that is binding on or applicable to it, and will not violate any document, contract or agreement to which it is a contracting party, or any document, contract or agreement binding on it or its assets.

3.3	Company Parties’ Representations and Warranties.

The Company Parties hereby jointly and severally represent and warrant to the Investor that each of the following representations and warranties is true, accurate, complete and not misleading as of the Execution Date and the Closing Date:

(a)	Legal Status. Each Group Company is an entity duly established and validly existing under the laws of its place of establishment, and has full and independent legal status and civil capacity to execute, deliver and perform the Transaction Documents.

(b)	Due Authorization and Binding Effect. The execution and performance of this Agreement by the Company Parties are their true intentions and they have obtained all necessary legal authorization, and are bound by all the terms and conditions of this Agreement.

(c)	No Conflict. The execution and performance of this Agreement by the Company Parties will not violate or conflict with their articles of association, internal regulations, contracts with third parties, laws, regulations, approvals or permits from relevant competent authorities, court judgments, rulings or orders; the Company Parties have obtained all necessary third-party consents or authorizations (if any) required for the transactions under the Transaction Documents. Except for the purpose of fulfilling the Transaction, material contracts between the Group Companies and any other entity will not be terminated or materially affected by the execution or performance of the Transaction Documents.

(d)	Business Permits and Compliance with Laws. Except as disclosed in the annual reports of the listed company within the QSG group or in separate written documents, all authorizations, permits and third-party consents required by the Group Companies for their current business operations have been obtained and are fully valid and effective, and from the Execution Date to the Closing Date, there is no circumstance indicating that such authorizations or permits are likely to be revoked. The business scope detailed in the articles of association of the Group Companies complies with the requirements of Chinese law, and the Group Companies carry out their business activities in all material respects in accordance with the business scope stipulated in their articles of association and the provisions of Applicable Laws.

(e)	Third-Party Investment Arrangements. The Company Parties have not reached or entered into any agreement or arrangement with any institution or individual that is related to this Agreement or may have any impact on the transaction under this Agreement.

(f)	Capital Structure. Except as disclosed in the Transaction Documents or in separate written documents, the capital structure of the Group Companies as recorded in the filings with the competent registration authorities and in the articles of association and amendments thereof of the Group Companies provided by the Companies to the Investor is fully consistent with the information disclosed by the Companies to the Investor. Except as disclosed in the Transaction Documents or in separate written documents, the shareholders of the Group Companies have contributed and paid in full and on time the registered capital/shares they beneficially hold in the Group Companies in accordance with the Group Companies’ articles of association and/or Applicable Laws. There are no pledges, claims, encumbrances, other restrictions or assertions of rights on the equity of the Group Companies, and there are no undisclosed agreements or arrangements regarding the interests in the Group Companies.

(g)	Intellectual Property. The Group Companies legally own or have the licensed use rights, interests and rights to the intellectual property necessary for conducting their principal business. Except as disclosed in separate written documents, the Group Companies do not need to use any intellectual property in which any third party has any right, ownership or interest to carry out their principal business, and the continued operation of such products by the Group Companies does not violate any license agreement signed by the Group Companies or infringe any rights of any third party. The Group Companies have not infringed or illegally used any intellectual property in which any third party has any right, ownership or interest, nor have they licensed or permitted any third party to use any of the Group Companies’ intellectual property; there are no pending claims, disputes, litigations or arbitrations requiring the Group Companies to compensate for infringement of any third party’s intellectual property, trade secrets, proprietary information or other similar rights; and there are no known circumstances of any third party infringing the intellectual property legally owned by the Group Companies.

(h)	Financial Statements. The financial statements or bank statements (or financial data and information provided in other means acceptable to the Investor) prepared in accordance with their applicable standards and provided by the Group Companies to the Investor, in all material respects, completely, accurately and fairly reflect the financial position of each Group Company as of June 30, 2025 (the “Financial Statement Date”), and are consistent with the books, vouchers and financial records of the Group Companies. All payments made by or on behalf of the Group Companies have been properly recorded in accordance with the law. All receivables and payables of the Group Companies are genuine and valid. The Group Companies do not have any liabilities and contingent liabilities exceeding RMB 100,000 in aggregate that should be disclosed but have not been disclosed in their financial statements (or notes thereto) according to the accounting standards applicable to them (“Material Liabilities and Contingent Liabilities”), nor do they have any Material Liabilities and Contingent Liabilities that are not required to be disclosed under the accounting standards applicable to them but have or may have a material adverse effect on the financial condition or production and operation of the Group Companies.

(i)	Employees. Except as disclosed in separate written documents, the employment of employees by the Group Companies has in all material aspects complied with the laws applicable to them and their commitments to local government authorities, and the Group Companies have in all material aspects complied with the laws and agreement requirements regarding social insurance and housing provident fund to pay due employee benefits. There are no material pending labor disputes or conflicts between the Group Companies and their current or former employees.

(j)	Taxation. The Group Companies have completed all necessary tax registrations required by Applicable Law in accordance with Applicable Law. The Group Companies have, in all material respects, paid all taxes levied on them or their assets in full and on time in accordance with the requirements of Applicable Law, and there are no material fines, penalties or late payment surcharges.

(k)	Information Disclosure. All information disclosed by the Company Parties in relation to this Agreement is true, complete and accurate, contains no false or misleading information, and there are no material matters that should have been disclosed but were omitted to be disclosed.

3.4	Registered Shareholder’s Representations and Warranties.

Shenzhen Erwan, as the registered shareholder of the Target Equity, represents and warrants to the Investor that each of the following representations and warranties is true, accurate, complete and not misleading as of the Execution Date and the Closing Date:

(a)	Legal Status and Capacity. The Registered Shareholder is an entity duly established and validly existing under the laws and regulations of its place of establishment, and has full and independent legal status and civil capacity to execute, deliver and perform the Transaction Documents;

(b)	Authorization. As of the Closing Date, the Registered Shareholder has taken all necessary actions (including but not limited to obtaining all required internal approvals and third-party consents) and has been duly authorized to execute, deliver and perform this Agreement and other Transaction Documents (if applicable);

(c)	Binding Effect. This Agreement shall constitute a valid, binding and legally enforceable document against the Registered Shareholder upon its formal execution by the Parties or their authorized representatives;

(d)	Non-Contravention. The execution, delivery and performance of this Agreement and other Transaction Documents to which it is a party by the Registered Shareholder will not violate any Law or any order of any other Governmental Authority, will not violate its internal constitutional documents, will not violate any court judgment, ruling, arbitral award, administrative decision or order that is binding on or applicable to it, and will not violate any document, contract or agreement to which it is a contracting party, or any document, contract or agreement binding on it or its assets;

(e)	Ownership of Target Equity. With respect to the Target Equity to be transferred to the Investor, the Registered Shareholder is only the shareholder of record with the market supervision administration department and is not the beneficial shareholder and does not substantially enjoy the ownership rights and interests of the Target Equity; the Transferor is the beneficial shareholder of the target companies, has substantial ownership rights and interests in the Target Equity, and has the right to dispose of the Target Equity.

Article 4 Conditions to Closing

4.1	Conditions Precedent to Investor’s Closing. The Investor’s obligation to effect the closing and pay the Equity Transfer Price as stipulated in Article 2 of this Agreement is subject to the satisfaction or written waiver by the Investor of each of the following conditions (the “Closing Conditions”). For the purpose of achieving the closing, the Parties agree that if the Closing Conditions set forth in this Article are not satisfied by September 30, 2025, they shall automatically be converted into post-closing obligations to be fulfilled by the relevant parties after the Closing, provided that the Investor has the right to waive the following conditions at any time:

(a)	All Transaction Documents related to the Transaction have been executed by the relevant parties, and this Agreement and other Transaction Documents have become effective accordingly;

(b)	The Transferor has obtained all approvals, consents and waivers required to complete the Transaction, including but not limited to the resolutions/decisions approving the Transaction;

(c)	The Company Parties shall have obtained all approvals, consents and waivers required to complete the Transaction, including but not limited to the resolutions/decisions approving the Transaction;

(d)	Beijing Liangzizhige and Shenzhen Erwan have executed the necessary legal documents for the release of the equity pledge on Beijing Feierlai and Beijing Chuangyuqizhi and have completed the deregistration procedures for the equity pledge release with the market supervision administration department;

(e)	The parties to the Contractual Arrangements have executed termination agreements in the form set out in Annex II for the rescission and termination of the Contractual Arrangements;

(f)	The representations and warranties of the Transferor set forth in Article 3.1, the representations and warranties of the Company Parties set forth in Article 3.3, and the representations and warranties of the Registered Shareholder set forth in Article 3.4 of this Agreement are true, accurate and complete and not misleading as of the Execution Date and the Closing Date;

(g)	The Investor has completed legal, financial and business due diligence on the Companies with results satisfactory to the Investor (the execution of this Agreement by the Investor shall be deemed as the satisfaction of this Closing Condition);

(h)	The Investor shall have obtained its internal approvals for the Transaction (the execution of this Agreement by the Investor shall be deemed as the satisfaction of this Closing Condition);

(i)	The Transferor has issued a payment notice in form and substance acceptable to the Transferee;

(j)	QSG has obtained all approvals required under all applicable laws, regulations and rules of the United States and relevant U.S. governmental agencies (including but not limited to the Nasdaq Stock Market listing rules) for the Transaction (if applicable);

(k)	The Company Parties have fully performed their obligations and responsibilities under this Agreement that are required to be performed prior to the Closing Date;

(l)	There is no circumstance that has a Material Adverse Effect on the business operations, financial condition or assets of the Group Companies;

(m)	There is no applicable law, judgment, ruling, order or injunction of any court, arbitration institution or relevant governmental authority that restricts, prohibits or cancels the Transaction, nor is there any pending or potential litigation, arbitration, judgment, ruling, order or injunction that has had or will have a Material Adverse Effect on the Transaction;

(n)	The Company Parties have issued a closing certificate to the Investor certifying that all Closing Conditions under Article 4.1 of this Agreement have been satisfied and have provided corresponding supporting documents.

4.2	Best Efforts. From the Execution Date until the Closing Date, the Transferor and the Company Parties shall use their reasonable best efforts to cause the various Closing Conditions stipulated in this Article 4 to be satisfied as early as possible.

Article 5 UNDERTAKINGS

5.1	Interim Undertakings

From the Execution Date to the Closing Date, the Transferor and the Company Parties respectively undertake to the Investor the following matters:

5.1.1	Operation in Ordinary Course of Business. The Group Companies shall, and the Transferor shall cause the Group Companies to, conduct their business in the ordinary course of business, and shall use their best efforts to preserve the business organization intact, maintain relationships with third parties, retain present management and employees, and maintain the status quo of all assets and properties owned or used by the Group Companies (ordinary wear and tear excepted).

5.1.2	Provision of Information. During the normal business hours of the Group Companies, the Group Companies shall, and the Transferor shall cause the Group Companies to, provide the Investor and its representatives with materials concerning the Group Companies as reasonably requested by them, including but not limited to fully providing the Investor’s appointed lawyers and other representatives with all accounts, records, contracts, technical materials, personnel materials, management information and other documents of the Group Companies. The Company Parties agree that the Investor has the right to conduct prudent review of the financial, asset and operational conditions of the Group Companies at any time prior to the Closing Date. In addition, for any breach of this Agreement by the Company Parties that has occurred, the Company Parties shall promptly notify the Investor in writing of such breach.

The Transferor and the Company Parties shall promptly notify the Investor in writing of the following matters and discuss the impact of the following matters on the Group Companies with the Investor, thereby ensuring that the Group Companies will operate stably in a reasonable manner:

(a)	Any changes in the equity structure, financial condition, assets, liabilities, business, prospects or operations of the Group Companies that have or may have a Material Adverse Effect on the Group Companies; and

(b)	The progress of government department approvals/registrations (if applicable).

5.1.3	Third Party Transactions. The Company Parties shall, and shall cause their Affiliates and advisors and their respective directors, officers and representatives to (a) deal exclusively with the Investor and its Affiliates on an exclusive basis in connection with the Transaction; (b) not carry out any other transaction similar to the Transaction or inconsistent with the transactions contemplated by the Transaction Documents (any such transaction referred to as a “Third Party Transaction”); (c) immediately terminate any discussions or negotiations with any person regarding a Third Party Transaction and thereafter not conduct or carry out discussions or negotiations with any person regarding a Third Party Transaction, nor provide any information to any person regarding a Third Party Transaction; and (d) not encourage any inquiry or proposal regarding a possible Third Party Transaction or take any other action to facilitate such inquiry or proposal. If the Company Parties receive any inquiry from any other party regarding a possible Third Party Transaction, they shall promptly notify the Investor.

5.1.4	Restrictions on Actions. Without limiting the generality of Article 5.1.1 hereof, unless with the prior written consent of the Investor, the Transferor shall, within its capacity, cause the Group Companies not to take, and the Group Companies shall not take, the following actions (except for actions required by the Transaction):

(a)	Increase, decrease, distribute, issue, acquire, repay, transfer, pledge or redeem any registered capital or equity;

(b)	Take any action that may result in the dilution of the Company equity held by the Investor after the Closing, by amending its articles of association or through reorganization, merger, sale of equity, consolidation or sale of assets or otherwise;

(c)	Sell, lease, transfer, license or dispose of any assets, except in the ordinary course of business consistent with past practices;

(d)	Incur or create any liabilities, responsibilities, obligations or expenses exceeding RMB 100,000 in aggregate (or equivalent in other currencies), except those incurred in the ordinary course of business;

(e)	Make any capital expenditure exceeding RMB 100,000 (or equivalent in other currencies), except those made in the ordinary course of business;

(f)	Create any Encumbrance on any asset;

(g)	License any intellectual property of the Group Companies to external parties, allow any intellectual property of the Group Companies to expire, be abandoned, dedicated or waived, or disclose any material trade secrets, formulas, processes, proprietary know-how or other intellectual property of the Group Companies that were not publicly known prior to such disclosure, except as required by law or disclosed under a confidentiality agreement;

(h)	Enter into any material contract outside the ordinary course of business, amend or adjust any material terms of any material contract, or agree to terminate any material contract, or amend any contract or agreement to make it a material contract;

(i)	Declare, pay and make any dividend distribution or allocation;

(j)	Enter into any transaction with an Affiliate;

(k)	Implement any acquisition or become a party to any acquisition;

(l)	Establish any subsidiary or acquire any equity or other interest in any other entity;

(m)	Adopt or pass any employee incentive plan of the Group Companies, or grant restricted equity/options to employees or make commitments to grant restricted equity/options;

(n)	Take any other actions that may have actual or potential adverse effects on the transaction under this Agreement or that may have any actual or potential adverse effects on the operation and business of the Group Companies; or

(o)	Agree or commit to take any of the above actions, including but not limited to signing investment intention letters, commitment letters, or consent letters.

5.2	Undertakings Related to the Transaction

QSG undertakes to fulfill the necessary disclosure, filing or registration requirements for the Transaction in accordance with all applicable laws, regulations and rules of the United States and relevant U.S. governmental agencies (including but not limited to the Nasdaq Stock Market listing rules), and the Investor undertakes to provide necessary cooperation for the foregoing matters.

5.3	Post-Closing Undertakings

After the Closing Date, the Company Parties jointly and severally undertake to the Investor the following matters:

5.4.1	Compliance. The Company Parties shall ensure that all actions of the Group Companies comply in all material respects with all Applicable Laws, and that any and all necessary permits and licenses of the Group Companies are legal, valid and fully effective. If any matter or activity involved in the principal business requires relevant business permits according to relevant Applicable Laws or government department requirements, the Group Companies shall, and the other Company Parties shall cause the Group Companies to, take all necessary measures and actions to apply for such business permits in a timely manner.

5.4.2	Intellectual Property. The Group Companies shall ensure the timely acquisition of legal ownership, use rights and relevant government registrations for all intellectual property (including but not limited to patents, trademarks, copyrights, proprietary know-how, domain names and trade secrets, etc.) required for their principal business, take sufficient measures to protect such intellectual property, and shall ensure not to infringe or illegally use any intellectual property in which any third party has any right, ownership or interest. If it involves intellectual property jointly developed by the Company and a third party, the Company shall ensure that it has independent or co-ownership or exclusive use rights to such intellectual property. If the Company Parties fail to timely obtain the intellectual property related to their principal business or the use authorization for such intellectual property, or their business operations infringe the intellectual property of a third party as the rights holder, the Company Parties shall resolve the issue as soon as possible to avoid or reduce material damage to the Investor’s investment interests under this Transaction caused by such matters.

5.4.3	Labor, Social Insurance and Housing Fund. The Group Companies listed in Annex I shall, in all material respects, contribute social insurance premiums and housing provident fund for all employees who have signed labor contracts in accordance with the requirements of Applicable Laws, and withhold and remit individual income tax in full and on time in accordance with the law.

Unless otherwise provided by Applicable Law, the Group Companies shall not release any employee or consultant bound by non-competition, non-solicitation, intellectual property protection or similar restrictive obligations from such obligations, or be negligent in enforcing any such non-competition, non-solicitation, intellectual property protection or similar restrictive commitments against any such employee or consultant.

5.4.4	Taxation. The Company Parties shall use their best efforts to ensure that all actions of the Group Companies comply with all relevant laws applicable to taxation, and that corresponding taxes and levies are paid in full and on time in accordance with the law. In addition, the Group Companies shall, and the other Company Parties shall cause the Group Companies to, use their best commercial efforts to obtain and maintain all tax preferential treatments (if any) that they should enjoy in relation to the business of the Group Companies.

5.4.5	Capital Contribution. The Company Parties shall cause the shareholders of the Group Companies to complete the payment of the registered capital of the Group Companies in accordance with laws, regulations and the articles of association of the Group Companies.

5.4.6	Change of Directors and Management. Except for Beijing Feierlai and Beijing Chuangyuqizhi which shall perform in accordance with Article 2.3, the Company Parties shall, after the Closing Date, within the time period required by the Investor, register the legal representative, directors and manager of the Group Companies listed in Annex I as persons designated by the Investor and provide supporting documents to the Investor.

5.4	Post-Closing Operational Support Arrangements

Beijing Liangzizhige, the Company Parties and the Investor hereby confirm that for the purpose of the stable operation of the Group Companies after the Closing, (1) with respect to the premises currently used by the Group Companies that are leased or owned by QSG, Beijing Liangzizhige agrees to continue to provide such premises to the Group Companies for their AMR registration and daily operations, (2) Beijing Liangzizhige agrees to provide financial and tax record keeping, filing and other daily support services for finance and taxation to the Group Companies as requested by them, (3) other operational support services agreed upon through consultation between Beijing Liangzizhige and the Group Companies (collectively referred to as the “Post-Closing Operational Support Services”); the term of the aforementioned Post-Closing Operational Support Services shall be 6 months, commencing from the Closing Date. Upon expiry of the service term, the service term may be extended upon mutual agreement by the relevant parties, and if no agreement is reached, the relevant Post-Closing Operational Support Services shall terminate; the service fees for the aforementioned Post-Closing Operational Support Services shall be determined through consultation between Beijing Liangzizhige, the relevant Group Companies and the Investor.

Article 6 Transaction Expenses

6.1	Payment of Taxes and Levies.Each Party shall, in accordance with the relevant Applicable Laws and regulations, bear all taxes and levies related to the execution, delivery and performance of this Agreement, and shall pay such taxes and levies in full and on time as stipulated by the Applicable Laws and regulations.

Article 7 Indemnification

7.1	Indemnification. If any Party (the “Breaching Party”) causes any other Party (the “Non-Breaching Party”) to suffer losses (including direct liabilities, damages, claims, costs and expenses (including reasonable attorney’s fees) arising from such matters) due to any of the following events, it shall indemnify the Non-Breaching Party for all such losses:

(a)	Any representation, statement or warranty made by the Breaching Party under Article 3.1, 3.2, 3.3 or 3.4 of this Agreement is untrue or contains a material omission, or the Breaching Party breaches any representation, statement or warranty made by it thereunder; or

(b)	The Breaching Party fails to perform or improperly performs any of its obligations under this Agreement (including but not limited to its relevant obligations and undertakings under Article 5) or fails to comply with any other provisions of this Agreement.

Article 8 Effectiveness and Termination

8.1	Effectiveness. This Agreement shall become effective upon its formal execution by the Parties and their authorized representatives.

8.2	Termination. Prior to the Closing Date, this Agreement may be terminated under the following circumstances:

(a)	The Parties unanimously agree in writing to terminate this Agreement;

(b)	If any Party materially breaches its obligations under this Agreement, the Non-Breaching Party shall have the right to terminate this Agreement by notifying the other Parties in writing, and may require the Breaching Party to compensate for its losses or damages in accordance with the provisions of this Agreement; or

(c)	If the Closing Conditions stipulated in Article 4.1 of this Agreement cannot be fulfilled within one hundred and eighty (180) days after the execution of this Agreement or by another date agreed upon by the Parties through consultation, any Party shall have the right to terminate this Agreement by notifying the other Parties in writing, specifying the effective date of termination in the notice.

If this Agreement is terminated pursuant to this Article 8.2, no new rights or obligations shall arise for any Party, provided that the rights and obligations of each Party that have already arisen as of the date of termination of this Agreement (including indemnification obligations arising from breach of this Agreement) shall not be affected by the termination of this Agreement.

8.3	If this Agreement is terminated by any Party in accordance with Article 8.2 hereof, and if the Transferee has paid any part of the Equity Transfer Price by then, the relevant receiving party shall refund to the Transferee the entire Equity Transfer Price paid by the Transferee within ten (10) business days (the “Refund Period”) from the date of receipt of the written termination notice.

Article 9 Confidentiality and Non-Disclosure

9.1	Confidentiality. The terms and conditions of this Agreement and all annexes, as well as all subsequent amendments and restatements hereof (including the existence of this Agreement, its annexes and such amendments and restatements) shall be deemed confidential information. Except as provided in Article 9.2 and Article 9.3, no Party shall disclose such confidential information to any third party without the prior written consent of the other Parties.

9.2	Statutory Compulsory Disclosure Obligations. If any Party or its Affiliate has a statutory compulsory obligation (including but not limited to under relevant securities laws and regulations) or is required by a competent Governmental Authority to disclose any confidential information regarding the Transaction, or the existence or any terms or conditions of this Agreement, the Party required to disclose shall (i) promptly provide the other Parties with written notice indicating such fact, and shall use its best efforts to obtain confidential treatment for such information to be disclosed as requested by the other Parties; (ii) make disclosure only to the extent required; and (iii) provide the other Parties with accurate details of any such disclosure.

9.3	Non-Applicable Circumstances. The provisions of this Article 9 shall not apply to the following circumstances:

(a)	Disclosure of confidential information to a Party’s Affiliate or its professional advisors for purposes reasonably related to this Agreement or the Transaction;

(b)	Information independently developed by the receiving Party without use of the confidential information, or such confidential information obtained by the receiving Party from a third party entitled to disclose it;

(c)	Confidential information that becomes publicly known through no breach of this Agreement by the receiving Party; or

(d)	The statutory compulsory disclosure obligations stipulated in Article 9.2 of this Agreement.

9.4	Term of Confidentiality Obligations. The confidentiality obligations of the Parties under this Article 9 shall remain in full force and effect permanently from the effective date of this Agreement, and shall not be affected by the termination, suspension, rescission of this Agreement or any Party ceasing to be a party to this Agreement.

Article 10 Governing Law and Dispute Resolution

10.1	Governing Law. The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of China, and shall be interpreted in accordance therewith.

10.2	Dispute Resolution. Any dispute arising from or in connection with the performance of this Agreement shall be resolved by the Parties through friendly consultations. If the dispute cannot be resolved through consultations, any Party shall have the right to submit the dispute to, then any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with its arbitration rules then in effect. The place of arbitration shall be Beijing. The arbitral award shall be final and binding upon the Parties.

10.3	Continued Performance. During the dispute resolution period, the Parties shall continue to enjoy their respective other rights under this Agreement and shall continue to perform their corresponding obligations hereunder.

Article 11 Miscellaneous

11.1	Use of Name. Unless with the prior written consent of Beijing Liangzizhige, no Party (other than Beijing Liangzizhige) under this Agreement shall use, publicize or copy any of the following names for any marketing, advertising or promotional purposes: (i) the name of Beijing Liangzizhige or any of its Affiliates, including but not limited to Beijing Liangzizhige, QuantaSing, QSG, etc.; (ii) the name or portrait of any partner, director or supervisor of Beijing Liangzizhige or its Affiliates; and/or (iii) any name, trademark or logo similar to the foregoing.

11.2	Binding Effect and Non-Transferability. This Agreement shall be binding on the successors of the Parties, and such successors shall enjoy the relevant rights and assume the relevant obligations. Without the prior written consent of the other Parties, no Party shall have the right to assign any of its rights and obligations under this Agreement.

11.3	Waiver. The failure or delay of any Party to exercise any right, power or privilege under this Agreement shall not be deemed as a waiver thereof; nor shall any single or partial waiver of the exercise of any right, power or privilege preclude any other or further exercise thereof.

11.4	Facilitation of Transaction. The Parties agree to use their best efforts to facilitate the completion of the Transaction. The Parties further agree that, in order to achieve the ultimate purpose of the Transaction, if any matter requires further clarification or adjustment of the relevant matters stipulated in this Agreement during the course of the Transaction, the Parties shall negotiate in good faith and enter into supplementary agreements or other forms of legal documents to supplement the provisions on such matters, so as to promote the smooth completion of the Transaction.

11.5	Amendment. Any supplement or amendment to this Agreement shall be effective only upon execution of a written document by the Parties.

11.6	Severability. If any provision of this Agreement is invalid or unenforceable for any reason (including but not limited to conflict with mandatory provisions of Applicable Law), it shall not affect the validity of the other provisions. After good faith negotiation by the Parties, such invalid or unenforceable provision may be replaced by a valid and enforceable provision that most closely approximates the original intent of the Parties.

11.7	Notices. All notices, requests and other communications required under this Agreement shall be in writing. A notice delivered in person shall be deemed served upon the recipient’s signed receipt; any notice sent by mail shall be sent by registered mail or express delivery, registered mail shall be deemed served on the seventh (7th) day after posting, and express delivery shall be deemed served upon the recipient’s signed receipt; a notice sent by email shall be deemed served when the email system shows that the recipient has actually received it:

[***] (List of notice addresses)

Any Party may change its above notice address by notifying the other Party in writing in accordance with the provisions of this Article 11.7.

11.8	Entire Agreement. This Agreement and the other Transaction Documents constitute the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersede all prior letters of intent, agreements, commitments, arrangements, communications, statements and/or warranties, whether written or oral, between the Parties or any of their responsible persons, employees or representatives with respect to the same subject matter.

11.9	Language and Copies. This Agreement is written in Chinese and executed in five (5) originals, with the Company Parties holding two (2) originals collectively, and each of the other Parties holding one (1) original. This Agreement may be executed by the Parties in separate counterparts, and regardless of how such separately executed counterparts are delivered, they shall be deemed originals and not copies. Each set of counterparts executed by the Parties shall together constitute one and the same agreement.

11.10	For the purpose of submitting the relevant agreement documents for this equity transfer to the market supervision administration department, tax department or other relevant government departments in accordance with relevant laws and regulations to complete the corresponding government administrative procedures, the Parties agree that the relevant parties shall execute the government document version in Annex III of this Agreement (for the avoidance of doubt, if the government document version shown in Annex III needs to be modified at the request of the market supervision administration department, the Transferor and the Transferee shall separately negotiate and confirm the modification content). The provisions of this Agreement shall be deemed as supplements and/or amendments to the government documents, and shall have the same legal effect as the government documents. The government documents and this Agreement together constitute the entire agreement between the Parties regarding the subject matter of this Agreement; provided, however, that if there is any conflict between the government documents and this Agreement, the provisions of this Agreement shall prevail.

11.11	Annexes. All annexes to this Agreement shall form an integral part hereof.

(No text below on this page, signature pages follow)

(No text on this page, this is the signature page of the “Domestic Equity Transfer Agreement”)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Investor: Nanjing Shangdexinyuan Equity Investment Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature:	/s/ Xiangjing Tang
Name:	Xiangjing Tang
Title:	Authorized Representative

(No text on this page, this is the signature page of the “Domestic Equity Transfer Agreement”)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Transferor: Beijing Liangzizhige Technology Co., Ltd.

_____/s/ Seal ______________

Signature:	/s/ Peng Li
Name:	Peng Li
Title:	Authorized Representative

Company Party: Feierlai (Beijing) Technology Co., Ltd.

_____/s/ Seal ______________

Signature:	/s/ Peng Li
Name:	Peng Li
Title:	Authorized Representative

Company Party: Beijing Chuangyuqizhi Technology Co., Ltd.

_____/s/ Seal ______________

Signature:	/s/ Peng Li
Name:	Peng Li
Title:	Authorized Representative

(No text on this page, this is the signature page of the “Domestic Equity Transfer Agreement”)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Registered Shareholder: Shenzhen Erwan Education Technology Co., Ltd.

_____/s/ Seal ______________

Signature:	/s/ Peng Li
Name:	Peng Li
Title:	Authorized Representative

Annex I

List of Group Companies

Annex II

Termination Agreement

Annex III

Government Document Version